UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 5, 2019
Date of Report (date of earliest event reported)

MEDALLIA, INC. (Exact name of Registrant as specified in its charter)

Delaware	001-38982	77-0558353
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

575 Market Street, Suite 1850 San Francisco, California 94105 (Address of principal executive offices) (650) 321-3000 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class Common Stock, par value $0.001 per share	Trading Symbol(s) MDLA	Name of exchange on which registered New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

On December 5, 2019, Medallia, Inc. (“Medallia”) issued a press release announcing its financial results for the quarter ended October 31, 2019. A copy of the press release is furnished herewith as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On December 5, 2019, Medallia posted supplemental investor materials on its investor.medallia.com website. Medallia announces material information to the public about Medallia, its products and services and other matters through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investor.medallia.com), its blog (medallia.com/blog) and its Twitter account (@Medallia) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.

The information contained in this current report on Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01	Expected Early Lock-Up Release Date

In connection with Medallia’s initial public offering of common stock (the “IPO”), all of Medallia’s executive officers, directors and holders of its capital stock and securities convertible into or exchangeable for such capital stock as of the IPO were parties to market standoff agreements with Medallia or entered into lock-up agreements with the underwriters that restrict their ability to sell or transfer their shares, or otherwise engage in certain transactions related to their shares, for a period of 180 days after July 18, 2019. Such period is referred to as the lock-up period.

Pursuant to the lock-up agreements with the underwriters (other than those with Medallia’s Chief Executive Officer and Chief Financial Officer), if (i) at least 120 days have elapsed since July 18, 2019, and (ii) such lock-up period is scheduled to end during or within five trading days prior to a broadly applicable and regularly scheduled period during which trading in Medallia’s securities would not be permitted under its insider trading policy (the “blackout period”), such lock-up period with respect to ten percent of each holder’s (other than Medallia’s Chief Executive Officer and Chief Financial Officer) Specified Securities (as defined below) will end fifteen trading days prior to the commencement of such blackout period. “Specified Securities” are defined as each holder’s Medallia’s common stock, and those restricted stock units and options to purchase shares of common stock that will be vested as of January 15, 2020.

The lock-up period is scheduled to end on January 15, 2020, which falls within Medallia’s quarterly blackout period that commences at the close of trading on December 31, 2019. Therefore, in accordance with the lock-up agreements with the underwriters (other than those with Medallia’s Chief Executive Officer and Chief Financial Officer), the lock-up period for ten percent of Specified Securities will end at the open of trading on December 10, 2019, which is fifteen trading days prior to the commencement of Medallia’s quarterly blackout period (the “Early Release”).  Medallia will also release the market standoff agreements associated with the ten percent of Specified Securities.

Medallia estimates that up to approximately 13.4 million shares of common stock may become eligible for sale in the public market at the open of trading on December 10, 2019 (subject to continued vesting of any unvested equity awards as of such date) due to the Early Release.

Item 9.01  Financial Statements and Exhibits
(d) Exhibits:
Exhibit No.	Exhibit Description
99.1	Press release issued by Medallia on December 5, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 5, 2019

MEDALLIA, INC.

/s/ Roxanne M. Oulman
Roxanne M. Oulman
Chief Financial Officer